Exhibit 8.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

April 5, 2022

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York, 10036

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Zebra MS I, Inc., a Delaware corporation that is a direct, wholly owned subsidiary of Parent with and into Zynga Inc., a Delaware corporation (the “Merger”), and the subsequent merger of the surviving corporation of the Merger with and into Zebra MS II, Inc., a Delaware corporation that is a direct, wholly owned subsidiary of Parent.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP